EXHIBIT 10.8

SECOND SUBLEASE AGREEMENT

THIS SECOND SUBLEASE AGREEMENT is made and entered into this 31st day of October, 2006, by and between IBT Bancorp, Inc. d/b/a Independent Bank of Texas (hereinafter referred to as the "Sublessor"), and Nexplore Technologies, Inc. (hereinafter referred to as the "Sublessee").

WITNESSETH:

WHEREAS, pursuant to that certain Lease Agreement dated January 31, 2002 and;

WHEREAS pursuant to the certain Lease Agreement dated August 2004, and;

WHEREAS pursuant to Consolidation and Amendment of Office Building Lease ("Amendment") dated February 2005 (collectively hereinafter referred to as the "Lease"), Foundation One Insurance Services, Ltd. (hereinafter referred to as the "Tenant") has leased from Hall 2601 Network Associates Ltd., a Texas limited partnership the (hereinafter referred to as the "Landlord"), approximately 7,827 square feet on the first floor of the building (hereinafter referred to as the "Building") located at 2601 Network Boulevard, Frisco, TX, and;

WHEREAS pursuant to the certain Sublease Agreement dated May 30, 2006, wherein Sublessor hereunder acted in the capacity of the Subtenant and subleased from Tenant approximately 3,557 rentable square feet of space on the first floor of the Building, and;

WHEREAS, the Sublessee desires to sublease from the Sublessor a portion of the aforesaid space leased to the Sublessor (such sublet portion being hereinafter referred to as the "Demised Premises"), and;

WHEREAS, the parties hereto desire to provide for the rental and further terms and conditions of the Second Sublease.

WHEREAS, capitalized terms not defined herein, shall have meanings provided in the Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1)     Demised Premises.     The Sublessor does hereby lease to the Sublessee, and the Sublessee does hereby lease from the Sublessor, for the term and upon the conditions hereinafter provided, the Demised Premises, consisting of approximately 1,250 rentable square feet of space on the first floor as outlined on the plan attached hereto as Exhibit "A", also referred to as Suite 101A Premises ("Suite 101A Premises).

2)     Second Sublease Term.     The term of this Second Sublease shall be for on period of twelve (12) months commencing upon November 1,2006 (hereinafter to as the "Expiration Date").

3)     Use.     The Sublessee shall use and occupy the Demised Premises solely for general office use.

4)     Base Rent. The monthly base rent during the term of the lease shall be Two Thousand Six Hundred Four and 17/100 Dollars ($2,604.17) payable on the first day of each and every month of the term.

5)     First Year Second Sublease Estimated Energy Costs. In addition to the Base Rent set forth in Section 4 of this Second Sublease Agreement Sublessee shall pay yearly Energy Costs of Three Thousand One Hundred Twenty-Five and 00/100 Dollars ($3,125.00) paid in equal monthly installments of Two Hundred Sixty and 42/100 ($260.42). All Energy Costs are subject to increases as a result of increases to Tenant's cost thereof pursuant to the terms of the Lease.

6)     Security Deposit. The Sublessee shall deposit with the Sublessor the amount of Two Thousand Six Hundred Four and 17/100 Dollars ($2604.17) as security for the performance by the Sublessee of the provisions of this Second Sublease. The Security Deposit shall be retained by the Sublessor for the entire term of this Second Sublease and barring default of the Sublessee, shall be returned to Sublessee at the expiration of the Second Sublease when the keys to the Demised Premises are returned and the Demised Premises are left in "Broom Clean" condition and, if required by Landlord, the Sublessee shall return the Demised to the original condition as when the Sublessee first occupied the Demised Premises. Ordinary wear and tear expected.

7)     Base Year. For purpose of Section 4.2.2, the Base Year for the Suite 101A Premises shall be 2006.

8)     Obligation Under the Lease. It shall be understood this Second Sublease shall at all times by subject to and is made upon all of the terms, covenants, and conditions of the Lease, with the same force and effect as it fully set forth herein at length, and except as otherwise provided for herein, the Sublessee shall keep, observe and perform faithfully all those terms, covenants, and conditions of the Tenant under Lease with respect to the Demised Premises except the payment of the rent payable by Tenant to the Landlord under the Lease and any obligations of Tenant as to the space subject to the Lease that is not included in the Demised Premises. The Sublessee shall be liable for and obligated under the Lease for additional rent attributed to Demised Premises including, but not limited to, passthroughs for increases in operating expenses and real estate taxes and escalations of the base rent by the Consumer Price index and any other increases allowed under the lease. A copy of the Lease is attached hereto and made a part hereof as Exhibit "B". Sublessee shall also have all rights of Tenant under the Lease as the Demised Premises.

9)     Alterations. Sublessee shall not make any alterations in Suite 101A Premises without the prior written consent of Sublessor, such consent not to be unreasonably withheld. All alterations shall be subject to the terms of the Lease provided however; Sublessee shall have the right to make alterations without the prior written consent of the Sublessor and the Tenant, such consents shall not be unreasonably withheld, and shall be subject to the Landlord's approval as provided in the Lease. Any alterations consented to by Sublessor, Tenant and Landlord shall be at the Sublessee's sole expense. Upon the expiration or earlier termination of this Second Sublease, at Sublessor's request, Sublessee shall remove any and all non-permanent and unaffixed alterations at Sublessee's sole cost and expense, and Sublessee shall be responsible for the cost to repair any damages as a result of such removal, ordinary tear wear expected.

10)     Representations and Warranties of the Sublessor. In addition to such other representations and warranties as may be set forth in this Second Sublease, the Tenant hereby makes the following representations and warranties, each of which is material: (i) the Lease is and in full force and effect as modified; (ii) the Tenant has no knowledge of any uncured defaults on its part under the Lease; (iii) the Tenant has no knowledge of any event having occurred that authorizes the termination of the Lease; and (iv) the Tenant has the right, power, and authority to enter in this Second Sublease.

11)     Defaults. In the event of default by either Sublessor or Sublessee, both parties shall have all the rights and remedies accorded Landlord and Tenant respectively, under the Lease.

12)     Assignments and Further Subleases. The Sublessee agrees that it will not assign or encumber, or permit to be encumbered, its rights or interests under this Second Sublease, nor to sublet the whole or any part of the Demised Premises, without the prior written consent of Tenant and Landlord (if such consent is required pursuant to the Lease); and Sublessor, whose consent shall not be unreasonably withheld.

13)     Quiet Enjoyment. It shall be understood that this Second Sublease shall not be binding unless and until Landlord's consent is obtained. The Sublessor covenants and agrees with Sublessee that, upon the Sublessee paying the rent reserved in Second Sublease and observing and performing all the terms and covenants and conditions of Second Sublease on Sublessee's part to be observed and performed, the Sublessee may peaceably and quietly enjoy the Demised Premises during the term of this Second Sublease and the Lease, and the Sublessor shall indemnify and hold harmless the Sublessee from any loss or liability incurred by the Sublessee caused by termination of this Second Sublease as a result of (i) the default of the Sublessor in the performance of any of its obligations as the Sublessor under the Lease (and failure of the Sublessor to cure such default within any applicable time period provided for in the Lease) or (ii) any modification or amendment of the Lease without the Sublessee's prior written consent which adversely affects the rights of the Sublessee hereunder. The Sublessor shall use its best efforts to promptly procure from the Landlord consent to this Second Sublease, if such consent is required pursuant to the Lease.

14)     Indemnification. The Sublessee hereby agrees to indemnify and hold the Sublessor, the Tenant and the Landlord harmless from and against any cost, damage, claim, liability or expense by or claimed against the Sublessor, the Tenant and the Landlord which occurs as a direct result of the Sublessee's use or occupancy of the Demised Premises except in cases of the Landlord's, Tenant's or Sublessor's negligence or default of the obligations of either Sublessor, Tenant or Landlord in accordance with this Second Sublease.

15)     Notices. Any notices, demand or other communication which must or may be given or made by either party hereto shall be in writing and shall be given or made by hand delivery or by mailing the same by registered or certified mail postage prepaid, addressed as follows:

In the case of Sublessor:

Independent Bank of Texas
2601 Network, Suite 101
Frisco, TX 75034
Attention: Brad Durham, CEO

In the case of the Sublessee:

Nexplore Technologies, Inc.
2601 Network, Suite 208
Attention: Paul Williams, Chm

Either party may, by notice to the other given as aforesaid, designate a new or additional address to which any such notice, demand or other communication thereafter shall be given, made or mailed. Any notice, demand or communication given hereunder by mail shall be delivered when deposited in a United States Post Office.

16)     Brokers. Sublessor and Sublessee represent and warrant to one another that neither of them has employed or dealt with any broker, agent or finder in procuring this transaction and/or carrying on negotiations relating to this Second Sublease. Sublessor shall indemnify, defend hold Sublessee harmless, and Sublessee shall indemnify, defend and hold Sublessor harmless, from and against any or claims for brokerage commission or other compensation arising from or out of any breach of the foregoing representation and by each respective indemnitor.

17)     Holding Over. Sublessee shall not be entitled to remain in possession of the Subleased Premises after expiration of this Second Sublease.

18)     As Is Condition, Surrender. Sublessee agrees to accept possession of the Subleased Premises including the furniture therein ("Furniture") that is described in Exhibit "B", in "As-Is" condition. Sublessee acknowledges that Sublessor has made no representations or warranties with respect to the Furniture or the condition of the Subleased Premises. At the expiration or earlier termination of the Term, Sublessee shall leave the Subleased Premises in broom clean condition, leave in place the Furniture as described in Exhibit B, remove personal property, other furniture and trade fixtures which it owns or leases from third parties, and any Alterations as requested by Sublessor, and otherwise surrender the Subleased Premises in accordance with the provisions hereof. Any personal property, furniture, and trade fixtures used by Sublessee but which are owned by Sublessor or leased by Tenant from third parties (with the exception of the Furniture) shall not be removed by Sublessee. Sublessee shall pay Sublessor for the reasonable cost to restore any damaged caused by such removal. Sublessee shall pay Sublessor Zero and Dollars ($0.00) per year paid for the use of the Furniture.

19)     Access and Occupancy.      Sublessee shall have no right to occupy any portion of the Demised Premises prior to the Commencement Date. Notwithstanding the foregoing, Sublessee and Sublessee's contractors and consultants shall have the to enter upon the Demised Premises beginning November 1,2006 provided Consent of Landlord has been received, to perform installation of Sublessee's telephone systems, office equipment, trade fixtures and furnishings.

Such entry shall be subject to all terms and conditions of Second Sublease other than the obligation to Pay Rent or electrical charges.

20)     General Provisions.

(a)     Benefit and Burden. The covenants, conditions, agreements, and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective personal representatives, successors, heirs, executors, administrators and assigns.

(b)     Entire Agreement. The Second Sublease contains the final and entire agreement between the parties hereto, and they shall not be bound by any terms, statements, conditions, or representations, oral or written, express or implied, not herein contained.

(c)     Conflicts Between this Second Sublease and the Lease. With respect to the relationship between the Sublessor and the Sublessee, the terms and conditions of this Second Sublease shall take precedence with respect to any conflict between the terms and conditions contained herein and the terms and conditions of the Lease. Nothing herein shall be construed in any way to affect the rights and obligations of the Tenant and Landlord under the Lease.

(d)     Contingency. This Second Sublease shall be not valid, binding or enforceable unless and until Landlord's and Tenant's consent thereto is obtained, if such consent is required pursuant to the Lease and Sublease Agreement dated May 30,2006.

21)     Consent of Landlord. Landlord hereby consents to the assignment of the Demised Premises by Sublessor to Sublessee, provided that the Tenant remains primarily liable to Landlord under the Lease and is not relieved of its Lease obligations as Tenant. Landlord will not unreasonably withhold its consent to any further assignment or subletting of the Demised Premises. Furthermore, if Sublessee extends or renews the Lease in accordance with the terms and provisions of the Lease which would accrue and become due during that extended or renewed term provided a new Lease with Sublessee as direct lessee of Landlord is executed and Sublessee provides evidence of financial ability and other information reasonably satisfactory to Landlord.

IN WITNESS the parties here to have each executed this Second Sublease on the day and year first hereinabove written.

SUBLESSEE:		Nexplore Technologies, Inc.

	BY:	/s/ Paul O. Williams

	TITLE:	Paul O. Williams, Chairman

SUBLESSOR:		IBT Bancorp, Inc.

	BY:	/s/ Brad Durham

	TITLE:	President/CEO

TENANT:		Foundation One Insurance Services, Ltd.

	BY:	Stephen D. Sims

	TITLE:	Managing Director

LANDLORD:		Hall 2601 Network Associates Ltd.

	BY:	/s/ Mark Depker

	TITLE:	Vice President of General Partner

Exhibit "A"

MAP LAYOUT OF SUITE LEASE SPACE

EXHIBIT "B"

Office Furniture

Description	Qty

U-Shaped Reception Workstation with chair	1

6x6 Workstations (cubicles) with chair	8

6x9 Workstation (cubicle) with chair	1

CONSENT OF LANDLORD

     Landlord hereby consents to the assignment of the Lease to New Tenant, provided that Assignor remains primarily liable to Landlord under the Lease and is not relieved of its Lease obligations as Tenant. Landlord does not consent to any further assignment or subletting of the Premises. Furthermore, if New Tenant extends or renews the Lease in accordance with the terms and provisions of the Lease, Landlord hereby releases Tenant from any liability or obligations under the terms of the Lease which would accrue and become due during that extended or renewed term provided a new Lease with New Tenant as direct lessee of Landlord is executed and New Tenant provides evidence of financial ability and other information satisfactory to Landlord.